Exhibit 99.1

AGCO Corporation
4205 River Green Parkway Duluth, GA USA 30096-2568

www.agcocorp.com

Telephone 770.813.9200

COMPANY NEWS RELEASE

FOR IMMEDIATE RELEASE
October 6, 2006

MEDIA CONTACT:	INVESTOR CONTACT:
Cheryl Thompson Manager, Corporate Public Relations 770-232-8073 cheryl.thompson@agcocorp.com	Greg Peterson Director, Investor Relations 770-232-8229 greg.peterson@agcocorp.com

AGCO CORPORATION UPDATES 2006 OUTLOOK

DULUTH, GA – October 6, 2006 — AGCO Corporation (NYSE: AG), a worldwide manufacturer and distributor of agricultural equipment, announced today that it has reduced its outlook for 2006 net sales and adjusted earnings per share. The Company now expects sales to decline 2 to 3 percent versus 2005 and for 2006 adjusted earnings per share to be approximately $1.00. Sales and operating income in AGCO’s North American operations are now expected to be lower than previously forecasted due to continued efforts to reduce dealer inventories, softening market conditions, and lower than anticipated margins. Weaker than expected market conditions in the East Asia Pacific region also contributed to the reduced sales and earnings outlook.

Third quarter 2006 sales are now expected to be approximately 6 percent below third quarter 2005 levels, and third quarter 2006 net income is now expected to be break-even to a slight loss.

Benefiting from the Company’s focus on reducing seasonal working capital requirements, 2006 free cash flow is now expected to be approximately $120 million.

The Company will host a conference call for investors and analysts today at 10:00 a.m. ET. A replay of the call will be available on the company’s website at www.agcocorp.com under the “Investors & Media/Calendar of Events” Section.

AGCO expects to announce financial results for the third quarter of 2006 on November 1.

The references above to adjusted earnings per share and free cash flow are non-GAAP measures. Adjusted earnings per share is calculated by excluding restructuring expense, which is expected to be approximately $0.01 in 2006, from earnings per share. Free cash flow is calculated by subtracting capital expenditures, which are expected to be approximately $120 million in 2006, from cash flow from operations.

Safe Harbor Statement
This press release contains forward-looking statements regarding sales, earnings per share, free cash flow, and operating income. Actual results may differ materially from those suggested by these forward-looking statements for a number of reasons including the development of demand for our products and the general demand for farm equipment, and competitive response by other manufacturers of farm equipment. For additional information regarding factors that could impact results, please see our Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO
Founded in 1990, AGCO Corporation (NYSE: AG) (www.agcocorp.com) is a global manufacturer of agricultural equipment and related replacement parts. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements, which are distributed through more than 3,600 independent dealers and distributors in more than 140 countries worldwide. AGCO products include the following well-known brands: AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. The company is headquartered in Duluth, Georgia, and in 2005 had net sales of $5.4 billion.

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